Exhibit 99.1

[XGTI] - xG Technology Second Quarter 2018 Earnings Call

Wednesday, August 15, 2018, 5:00 PM Eastern Time

Officers

Scott Arnold; CORE IR, Investor Relations

Roger G. Branton; Chief Executive Officer

Presentation

Operator: Hello, and welcome to the xG Technology Second Quarter 2018 Earnings Call. [Operator Instructions] And note that today's event is being recorded today, August 15, 2018.

After today's call, the recording replay will be made available on the company's website at www.xgtechnology.com/about-xg-technology/investor-information.

I would now like to turn the conference over to Scott Arnold, Managing Director of CORE IR Investor Relations. Mr. Arnold, please go ahead.

Scott Arnold: Thank you, Brian, and thank you all for joining xG Technology's Second Quarter 2018 Earnings Conference Call to discuss xG Technology's financial results and corporate developments for the quarter ended June 30, 2018. Joining me today on the call is Roger Branton, Chief Executive Officer, and John Payne, President and Chief Operating Officer.

After close of business yesterday, xG Technology released financial results for the second quarter ended June 30, 2018. If you have not seen the press release, please visit the company's News and Events website page at www.xgtechnology.com.

Before I turn the call over to management, I'd like to remind everyone of the safe harbor statement referenced in the SEC filings. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements, including statements made during the course of today's call.

Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties. When used herein, the words anticipate, believe, estimate, upcoming, planned, target, intend and expect and similar expressions as they relate to xG Technology, its subsidiaries or its management are intended to identify such forward-looking statements.

These forward-looking statements are based on information currently available to the company and are subject to a number of risks, uncertainties and other factors that could cause the company's actual results, performance, prospects and opportunities to differ materially from those expressed in or implied by these forward-looking statements. For a more detailed discussion of some of the ongoing risks and uncertainties of the company's business, I'll refer you to the company's various filings with the Securities and Exchange Commission.

And now it is my pleasure to turn the call over to Roger Branton, xG Technology's Chief Executive Officer. Roger?

Roger G. Branton: Okay. Thank you, Scott, and welcome, everyone, to our Second Quarter 2018 Earnings Call.

So I was recently appointed by our board as Chief Executive Officer primarily to stabilize the business and implement certain accountability programs. Since April 2018, I've worked with our team to right size the organization. We've completely realigned our business by implementing cost control programs to focus our efforts on supporting revenue and to position the company to become profitable, along with continuing to evaluate M&A opportunities that will strategically benefit the company in the future, all of which is in the best interest of shareholders. As a result, the company improved its position to achieve these goals.

We have accomplished a great deal in the last 90 days. Some of our major accomplishments for the quarter are as follows. In April, we implemented cost reduction programs that expected to result in annual cost savings of $5 million. We actually exceeded that guidance and achieved $7 million in annual savings, specifically $6.2 million resulted in labor cost savings and an additional $800,000 in nonlabor savings. Further, we've identified another $1.3 million in nonlabor cost savings expected to be realized over the next year.

In May, we closed on $4 million of 6% senior secured convertible notes to institutional investors. Our balance sheet afforded us the opportunity to use debt for our working capital needs. And because of the cost reduction initiatives, we were able to price this financing at a substantial premium over the market price of our common stock.

Also in May, we announced that IMT Vislink had been awarded a $1.4 million order to supply airborne video downlink solutions to the U.S. Air Force. The contract calls for the supply of transmit and receive systems and ground-based units designed to display real-time video imagery taken by aerial assets. IMT Vislink has previously received an order to supply similar systems to the U.S. Army in November 2017. That was the third contract we received from the Army since 2013. Such repeat business from the U.S. Armed Services is a testament to our reputation as a trusted supplier of mission-critical solutions.

In May, we announced a partnership with Panasonic to integrate IMT Vislink's external wireless solution into Panasonic studio cameras. Collaborations like this reaffirm that our equipment and technology is ideal for enabling broadcasters to originate high-quality broadcasts of news and sporting events. Producers of live content are constantly looking for new, immersive and cinematic camera views. Our 4K wireless technology helps make this a reality.

In June, we received a $2.3 million contract to supply live video transmission equipment to a major U.S. professional sports association for installation in arenas and to capture and distribute live images of in game action. For decades, the IMT Vislink wireless video technology has been trusted to cover some of the most challenging and high-profile international sporting events. Examples include the World Cup, the London Marathon, the 24 Hours of Le Mans racing, America's Cup for sailing, Formula E, the World Wingsuit League and professional soccer matches as well as championship golf tournaments. This latest contract win is proof that our sports and entertainment business remains strong, and we see a lot of opportunities for further growth from this segment.

Also in June, we announced a reseller partnership with Broadcast Technical Services that will supply IMT Vislink Wireless Camera Systems to broadcast sports and entertainment accounts in Texas and Louisiana. This is part of a concerted effort to grow our reseller network. We believe there is room for solid growth from our indirect sales channels, and going forward, we expect to see more partnerships of this nature.

Our public safety business also remains strong. And in the second quarter, we received additional orders for our Airborne Video Downlink Systems, which provide the situation awareness required by law enforcement agencies. We also announced a collaboration with K2 Unmanned Systems on the launch of a new law enforcement tactical drone. IMT Vislink is providing interoperable encrypted HD video downlink technology for use with this system.

So we've accomplished a great deal in the second quarter, which further positions our company to achieve its goals. I will go over some of the financial highlights and then have some closing remarks before we go to Q&A.

With regards to the financial highlights, on a non-GAAP basis, when normalizing earnings, we do take into account non-GAAP one-time charges as well as stock option expenses and discontinued operations. We use these non-GAAP measures to allow us to assess the performance of our operations as compared to budgets and recent actions.

Some of the key highlights in the second quarter, revenues were $9.4 million. Cost of components and personnel were $4.5 million. Our gross margins remained steady and increased a little to 52.4%. G&A expenses were $4.5 million. R&D expenses were $1.1 million. Depreciation and amortization was $480,000. We do expect G&A and R&D expenses to continue to decrease due to our focus on cost controls. The net loss was $1.3 million. And EBITDA loss for the quarter was $224,000. All the above excludes one-time charges, stock option expenses and discontinued operations.

As of June 30, we ended the quarter with $2.2 million in cash. Inventory was $16 million. Accounts receivable $5.4 million. Total current assets equaled $24.3 million. And current liabilities were $24.4 million, so roughly $3 million in working capital. xG's debt, including short-term obligations, stood at $5.5 million.

So closing remarks, in the second quarter, we communicated our goal of achieving profitability. We made significant progress toward that goal with decisive action. We are confident we are in a much better position to achieve profitability and become cash flow positive sooner rather than later.

As we look forward, we are very excited about what we see. We live in an age where video platforms are evolving at a rate that's never been seen before. Today's audiences want to do more than just watch events. They want to experience them. They want to enjoy them right now. So over 50% of the most watched TV programs around the world were live events. Over the last 2 years, there's been 3.5 billion live streams that have been broadcast through Facebook Live. We call these, subversive viewing, and it's what's driving the growth in our markets.

So for broadcasters and content providers to be able to deliver this on-demand as it happens, they need and will continue to need high-performing, wireless production equipment to collect and produce their content. This is exactly what we've engineered our solutions to deliver. And what we feel we will do better than anybody: enable live video coverage used to entertain, inform, produce for broadcast sports and entertainment and public safety applications. We are very confident we are well-positioned to capitalize on these trends, and we see ongoing opportunities for future growth. We're seeing tangible proof of this as we continue to gain strong traction in our core markets.

So in summary, we plan to continue our focus on cost control. We will align ourselves with key partners to expand our sales reach. We will evaluate strategic M&A opportunities with a focus on streaming. And we will maintain our leadership as innovators in live video communications so we can keep delivering the products and services the industry and the audiences demand.

We are aware that results do not happen overnight. I do have a unique perspective of the company's history and how we can leverage our strength in developing cost controls that support current revenue and at the same time continue to evaluate, negotiate and structure M&A opportunities that are strategic to our business going forward. We have positioned the company to do exactly that.

So thank you again for supporting xG Technology. With that, I will turn it back over to the operator for Q&A.

Questions and Answers

Operator: [Operator Instructions] Today's first question will be from [ John Bernard ], private investor.

[ John Bernard ]: Mr. Branton, how do you explain the second quarter revenue at $9.5 million when last year it was $14.5 million?

Roger G. Branton: Yes. Thanks, [ John ]. That's a good question. I mean, we operate in a highly cyclical business. And one of my chief complaints is actually our equipment works too well, and we're sometimes subject to 5 or 7 year product lifecycles, even longer. However, the difference between last quarter of last year versus this year, we had one large contract -- I think it was in South America -- for roughly $2.5 million that we had last year at this time that we did not have this year. John Payne is on the call. John, I don't know if you want to expand on that question at all, but --

[ John Bernard ]: Because -- sorry to interrupt -- because you put a lot of -- the importance of cost-cutting. That's important, obviously, but the top line's important too. You've got to grow the business because if you're growing a business, then you're --

Roger G. Branton: You're absolutely right, [ John ] I mean, you can only cut the cost to $0, but you can grow the revenues to almost anything.

[ John Bernard ]: That's why the stock is getting hit like hell because --

Roger G. Branton: Oh, I -- look, I mean, for years we have operated the company with losses. And from my experience in dealing with institutional investors, retail investors, we've had to make sure we get the company to profitability. So in the quarter that we did that, the second quarter, you could argue that we've taken our eye off on the ball a little bit in growing the revenues. But with that said, we've done the cost cuts now in the second quarter, and we are well-positioned to expand the top line.

[ John Bernard ]: Okay. So would you think -- so the guy -- are you confident to finish the year? Last year, you finished with close to $48 million in sales, right?

Roger G. Branton: Last year was $47.6 million in sales. Correct.

[ John Bernard ]: Yes, yes. So what you think?

Roger G. Branton: I'm confident in growing the business, [ John ]. I'm not going to give guidance here. What I can tell you is on the guidance relative to cost cuts, we are going to maintain that we're going to get to profitability sooner rather than later.

[ John Bernard ]: Okay. So that cash flow positive, would it be in the third or fourth quarter because that's what your last conference call -- that's what was said, that third or fourth quarter we should be cash flow positive.

Roger G. Branton: That's the plan.

[ John Bernard ]: Are you on the same -- so I guess the third and fourth quarter is very important because, I guess, those institutional investors that did the last financing, I guess that's what they're -- they must have done the due diligence and must -- I guess they're pretty confident that will be achieved, right?

Roger G. Branton: Well, right. But I would argue the second quarter was very critical as well. I mean, I don't want to take lightly the actions and decisions we were able to make in the second quarter to right size the business. And those decisions are sometimes difficult, as you know, and we were able to achieve those and get the savings that we -- over and above what we originally estimated. So you are correct. The #1 goal for this company is to get to profitability, and we think we're in a better position today than we were before making the cost cuts.

Operator: All right. Ladies and gentlemen, this will end today's question-and-answer session. I will now turn the call back over to Roger Branton for any closing remarks.

Roger G. Branton: Yes. So I wish to thank our shareholders for their continued support. We look forward to sharing our ongoing developments in the coming months as we further strengthen our company and execute our strategies. That concludes today's comments and call, so I'll turn it back over to the operator.

Operator: Thank you. The conference has now concluded. We want to thank you all for attending today's presentation. You may now disconnect.